ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 5, 1999 between SOUTHERN CROSS BIOTECH PTY LIMITED (ACN 064 070 588), a corporation organised under the laws of the State of Victoria, Australia ("Southern Cross"), BISA HOLDINGS BV, a corporation organised under the laws of the Netherlands ("BISA"), BIOTECHNOLOGY INVESTMENTS LIMITED, a limited liability company organised under the laws of England and Wales ("BIL"), ALPHARMA ANIMAL HEALTH PTY LTD (ACN 088 426 229), a corporation organised under the laws of the State of Victoria, Australia ("Alpharma") and ALPHARMA INC, a corporation organised under the laws of the State of Delaware, U.S.A ("Guarantor").

WHEREAS, Alpharma desires to purchase from Southern Cross and Southern Cross desires to sell to Alpharma, all of the assets and business of Southern Cross other than Intellectual Property (as hereinafter defined) and

WHEREAS, BIL and BISA are the major stockholders of Southern Cross and, as such, have an interest in the consummation of the transactions set forth herein.

WHEREAS, Guarantor is the sole stockholder of Alpharma and, as such, has an interest in the consummation of the transaction set forth herein and has agreed to give the guarantees and indemnities on the part of Guarantor hereinafter contained.

NOW, THEREFORE the parties hereto agree as follows:

  DEFINITIONS
    "Accounting Firm"

    shall mean the Melbourne office of Deloittes.

    "Affiliate"

    shall mean in relation to a party:

        a body corporate that is a related body corporate of that party within the meaning of the Corporations Law or that would, if incorporated in Australia, be so related; and
        any other corporation or legal entity, wherever incorporated or established, which directly, or indirectly through one or more intermediaries, controls, or is controlled by, that party.
    "Balance Sheet"

    shall mean the audited balance sheet of Southern Cross as of 30 June, 1998 prepared in conformity with GAAP, consistently applied.

    "Closing"

    shall mean settlement of the sale and purchase of the Operating Assets in accordance with clause 4.

    "Closing Date"

    shall mean 6 August 1999 or such other date as is agreed between Southern Cross and Alpharma and which shall be the date upon which the Operating Assets of Southern Cross are transferred to Alpharma.

    "GAAP"

    means:

        each accounting standard as defined in the Corporations Law; and
        to the extent that a matter is not covered by an accounting standard referred to in paragraph (a) of this definition, means generally accepted accounting principles applied from time to time in Australia for businesses of the same type as, or similar to, the business of Southern Cross.
    "Intellectual Property"

    shall mean the Patents, the Trade Mark, and the Know-How.

    "Know-How"

    shall mean and include all present and future techniques, inventions, practices, knowledge, know-how, skill, experience, test data, engineered cell lines, samples, analytical data, field trial protocols, field trial data, reports, information in any application to any regulatory authority charged with approving veterinary products for manufacture and/or sale, including without limitation registration dossiers, marketing and sales data, toxicological and safety data, INAD's, NADA's or equivalent protocols and all supplements thereto, descriptions and the like (whether in electronic, documentary, eye readable or any other form and howsoever stored and communicated) with regard to the products within the scope of the Patents, owned by Southern Cross at the Closing Date.

    "Material Adverse Effect"

    shall mean, when used in connection with Southern Cross, any development, change or effect that is materially adverse to its business or assets (but excluding the Intellectual Property).

    "Net Working Capital"

    shall mean Working Capital Assets less Working Capital Liabilities.

    "Operating Assets"

    shall mean all of the assets and business of Southern Cross, including the goodwill of the business of Southern Cross and the name Southern Cross Biotech, but other than the Intellectual Property.

    "Operating Assets Purchase Price"

    shall mean the cash payable by Alpharma to Southern Cross on the Closing Date.

    "Patents"

    shall mean:

        all patents, including all pending applications whether filed with a complete specification or an incomplete specification, short particulars of which are set out in Schedule 1.13; and
        all patents which may be granted pursuant to any of the foregoing applications.
    "Taxes"

    shall mean and include all taxes, charges, fees, duties, levies, penalties and other assessments imposed by any governmental authority (whether Australian federal, state or local, U.S. federal, state or local, Netherlands, Luxembourg or otherwise) including, without limitation, income gross receipts, excise, property, sales, value-added, gains, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether or not disputed).

    "Tax Returns"

    shall mean returns, declarations, statements, reports, schedules, forms or information returns or claims for refunds relating to Taxes or other written information supplied or required to be supplied to any governmental authority in connection with Taxes (including any amended Tax Returns).

    "Trade Mark"

    shall mean REPORCIN.

    "Warranties"

    means the warranties, representations and undertakings to indemnify contained in clauses 5 and 8 of this Agreement on the part of all or any of (i) Southern Cross, BISA and BIL and (ii) Alpharma, respectively.

    "Warranty Expiry Date"

    means 31 December 2000.

    "Working Capital Assets"

    shall mean cash, accounts receivable, trade debtors, prepaid expenses and inventory of Southern Cross arising in the ordinary course of business determined in accordance with GAAP.

    "Working Capital Liabilities"

  shall mean trade accounts of Southern Cross payable or arising in the ordinary course of business determined in accordance with GAAP, except any sum payable to an Affiliate of Southern Cross.

  PURCHASE AND SALE OF THE OPERATING ASSETS AND CERTAIN RELATED MATTERS
    Sale of Assets

    . On the terms and subject to the conditions of this Agreement, on the Closing Date, Southern Cross shall, and by these presents does, sell, assign, convey, transfer and deliver to Alpharma, and Alpharma shall purchase from Southern Cross, the Operating Assets of Southern Cross, including the Operating Assets described in Schedule 2.1. It is the intention of the parties hereto that Alpharma shall purchase all of the assets, properties and rights used in the business of Southern Cross except its Intellectual Property.

    Liabilities of Southern Cross

    . Alpharma agrees to assume:

      the Working Capital Liabilities reflected in the Southern Cross Balance Sheet and those incurred in the ordinary course of business between the date of the Balance Sheet and the Closing Date;
      all of the contractual obligations of Southern Cross listed on Schedule 2.2.2 to the extent performance is required after the Closing Date;
      all other contractual obligations of Southern Cross involving a liability, obligation or income expectancy of A$50,000 or less, whether formal or informal, entered into by Southern Cross for the purchase or sale of goods or services in the ordinary course of conducting its business which are not fully performed as at the Closing Date; and
      all obligations due after the Closing Date to the employees of Southern Cross as listed on Schedule 2.2.4.

      Southern Cross shall remain liable for and hereby agrees to fully satisfy all of its other liabilities, obligations and charges, including, without limitation any injury, death or damage to property occurring on, prior to, or after the Closing Date (whether asserted before or subsequent to the Closing Date) which involve or relate to products manufactured or sold by Southern Cross, any damages, costs, expenses or fines arising out of or in connection with any actions or inaction's of Southern Cross on or prior to the Closing Date.
      any recall of products manufactured or sold by Southern Cross on or prior to the Closing Date, any breach of the representations and warranties made by Southern Cross hereunder, any liabilities arising from any claim or a breach occurring prior to the Closing Date of any obligation under any agreement being assumed by Alpharma hereunder any loans or other sums payable to BIL, BISA or any other Affiliate of Southern Cross including all fixed and floating charges due to BIL;
      any obligation for borrowed money;
      any amounts representing Taxes with respect to any taxable period or portion thereof ending on or before the Closing Date, and any obligation to pay an amount in respect of Taxes to any person other than a governmental authority, or to indemnify any such person against Taxes;
      all liabilities with respect to leases being assumed hereunder which were accrued prior to the Closing Date, the Bevman Annual Fee and Accrual and Directors Remuneration and Travel.

      It shall be the obligation of Southern Cross to payor otherwise to satisfy the liabilities, obligations or commitments of Southern Cross not assumed by Alpharma under this Agreement, and Southern Cross, BISA and BIL shall defend, indemnify and hold harmless Alpharma against any or all loss, liability or expense arising, directly or indirectly, out of Southern Cross' failure to pay or otherwise to satisfy the liabilities, obligations or commitments of Southern Cross not assumed by Alpharma under this Agreement.

      In relation to the liabilities, obligations and commitments of Southern Cross assumed by Alpharma under this Agreement, Alpharma will:

        pay, satisfy and discharge in the proper time and in accordance with the normal terms of trade, all trade accounts of Southern Cross representing the Working Capital Liabilities referred to in clause 2.2.1;
        assume sole responsibility for the collection of all accounts receivable and trade debtors of Southern Cross remaining unpaid on the Closing Date; and
        defend, indemnify and hold harmless each of Southern Cross, BISA and BIL against any or all loss, liability or expense arising, directly or indirectly out of any failure on the part of Alpharma to pay or otherwise satisfy those liabilities, obligations or commitments.
    Purchase Price and Payment

    . Upon the terms and subject to the conditions set forth in this Agreement, Alpharma shall pay to Southern Cross an Operating Assets Purchase Price equal to A$3,610,287, being the Operating Assets, represented by Tangible Fixed Assets of A$3,182,364 plus Net Working Capital of A$427,923, of Southern Cross as of 30 June, 1998, subject to adjustment as provided in clause 2.4 below. The Operating Assets Purchase Price shall be payable in cash on the Closing Date.

    Adjustment of the Operating Assets Purchase Price

    . The Operating Assets Purchase Price, as paid on the Closing Date shall be subject to adjustment, pursuant to the terms of this clause, for any difference in Net Working Capital from the date of the Balance Sheet to the Closing Date in accordance with the following:

      The Operating Assets Purchase Price is based on the assumption of the Net Working Capital amounting to A$427,923, as set out in the Balance Sheet.
      Within 15 calendar days after the Closing Date, Southern Cross shall prepare and deliver to Alpharma a statement (the "Statement"), certified by an internal officer of Southern Cross and prepared in accordance with GAAP setting forth Net Working Capital of Southern Cross as of the close of business on the Closing Date ("Closing Net Working Capital").
      Without limiting any other provision of this clause 2.4, the accounts receivable and trade debtors of Southern Cross remaining unpaid on the Closing Date will brought to account in the Statement at their full face value as part of the Closing Net Working Capital (less any exceptions stated on Schedule 5.9) and except to the extent that any of those amounts may have been paid to and retained by Southern Cross. Alpharma is entitled, to the extent that those accounts receivable and trade debtors are included in the Adjusted Purchase Price, to retain those accounts receivable and trade debtors for its own use and benefit.
      During the 30-day period following Alpharma's receipt of the Statement, Alpharma shall be permitted to review the working papers of Southern Cross relating to the Statement. The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Alpharma gives written notice of its disagreement with the Statement (a "Notice of Disagreement") to Southern Cross prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Southern Cross in a timely manner, then the Statement shall become final and binding upon Southern Cross and Alpharma on the earlier of (i) the date Southern Cross and Alpharma resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.

      During the 30-day period following the delivery of a Notice of Disagreement, Southern Cross and Alpharma shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Southern Cross and Alpharma shall submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. Southern Cross and Alpharma shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 calendar days of receipt of such submission. Southern Cross and Alpharma agree that the resolution of the Accounting Firm shall be binding and final for Southern Cross and Alpharma. The costs for the services of the Accounting Firm shall be borne by Alpharma and Southern Cross in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

      The Operating Assets Purchase Price shall be increased by the amount by which Closing Net Working Capital exceeds A$427,923; or decreased by the amount by which Closing Net Working Capital is less than A$427,923 (the "Adjusted Purchase Price").

    In case of increase, the difference between the Operating Assets Purchase Price and the Adjusted Purchase Price shall be paid by Alpharma to Southern Cross, and in case of decrease, the difference between the Operating Assets Purchase Price and the Adjusted Purchase Price shall be repaid by Southern Cross to Alpharma. Payments shall be effected with 10 business days after the Statement becomes final and binding on the parties, by wire transfer in immediately available funds.

    Allocation of Operating Assets Purchase Price

    . The Operating Assets Purchase Price represents the amount agreed upon by the parties to be the aggregate net value of the Operating Assets, and will be allocated among the Operating Assets in accordance with the allocation schedule attached as Schedule 2.5. Each of the parties will report the purchase and sale of the Operating Assets, including, without limitation, in all Tax Returns prepared and filed by it, in accordance with the allocation on Schedule 2.5.

    Instruments of Conveyance and Transfer

    . Southern Cross will execute and deliver to Alpharma at the Closing those further instruments of transfer as listed in clause 3.3(a). Simultaneously with such delivery, Southern Cross will take all steps requisite to put Alpharma in actual possession and operating control of the Operating Assets.

    Assignment of Contracts

  . Southern Cross shall use its best endeavours to obtain consent, in conformity with clause 3, of all third parties to the transfer of the contracts listed on Schedule 2.7. Southern Cross shall use all reasonable diligence to obtain any other third party consents necessary to effectuate the transfer of all other contracts and leases of Southern Cross being assumed by Alpharma hereunder. Anything in this Agreement to the contrary notwithstanding, except for the contracts listed on Schedule 2.7, this Agreement shall not constitute an agreement to assign any claim, contract, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof or in any way adversely affects the rights of Alpharma or Southern Cross thereunder. For other than the contracts listed on Schedule 2.7, if such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely effect the rights of Southern Cross thereunder so that Alpharma would not in fact receive all such rights, Southern Cross will cooperate with Alpharma in any arrangement designed to provide for the benefits under any such claims, contracts, agreements, licenses, leases, commitments, sales orders or purchase orders, and including, without limitation, enforcement for the benefit of Alpharma of any rights arising out of the breach or cancellation by such third party or otherwise.

  CONDITIONS PRECEDENT
    Conditions of Alpharma

    . The obligation of Alpharma to consummate the transaction to be entered into at the Closing is subject to each of the following:

        each of the third parties to the contracts listed on Schedule 2.7 consenting in writing to the assignment or transfer of the relevant contract to Alpharma and confirming that such contracts are not in default; all in a form reasonably satisfactory to Alpharma. In the case of the contract with CSL Limited, that requirement can be satisfied by written consent from them respectively to a sub-lease of the relevant property to Alpharma.
        The warranties of Southern Cross made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such warranties had been made or given on and as of the Closing. Southern Cross has performed and complied in all material respects with its undertakings, agreements, conditions and warranties required to be performed, or complied with or given on or prior to the Closing.
        No suit, investigation, action or other proceeding shall have been threatened or pending before any court or governmental agency which may result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby between the date of this Agreement and the Closing Date.
        Alpharma shall have acquired the rights from a third party outside Australia to use the technology required to manufacture recombinant porcine somatotrophin on or prior to the Closing hereunder.
        The Treasurer of Australia shall have approved this transaction and Southern Cross shall have provided Alpharma with an opinion of counsel to the effect that Southern Cross has fully complied with the Australian Foreign Acquisitions and Takeovers Act 1975 with respect to any sale or other transfer of assets undertaken in the last 90 days. That approval is to be treated as given if notice is issued by or on behalf of the Treasurer to the effect that this transaction is exempt from that Act or that the Treasurer has no objection to the transaction or, if no such notice is issued, the Treasurer is not empowered, by reason of lapse of time, to make any order under that Act in relation to this transaction.
        Alpharma shall have received all of the documents required to be received pursuant to clause 3.3 hereof.
    Conditions Precedent to Southern Cross' Obligations

    . The obligations of Southern Cross to consummate the transactions to be entered into at the Closing is subject to each of the following:

        The warranties of Alpharma made hereunder are, at and as of the Closing Date, true in all material respects with the same effect as though such warranties had been made or given on and as of the Closing. Alpharma has performed and complied in all material respects with its undertakings, agreements, conditions and warranties required by this Agreement to be performed, complied with or given on or prior to the Closing.
        No suit, investigation, action or other proceeding shall be threatened or pending before any court of governmental agency which may result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
        Alpharma shall deliver the documents and consideration required to be received at the Closing pursuant to clause 2.3 hereof.
        Alpharma shall have acquired the rights from a third party outside Australia to use the technology required to manufacture recombinant porcine somatotrophin on or prior to the Closing hereunder.
    Documents and Other Deliveries at the Closing

    .

        At the Closing, Southern Cross shall deliver to Alpharma:
          The consents required by clause 2.7 hereof;
          The attorney's opinion required by clause 3.1(e);
          Assignments or subleases in respect of the [Toorak and] Parkville premises;
          Resolution and ASIC Notification Form to change the company name of Southern Cross to a name that no longer contains the words "Southern Cross Biotech";
          A release of the registered fixed and floating charge over the assets of Southern Cross and ASIC Notification Form;
          Written consents by Southern Cross to allow Alpharma to use the name "Southern Cross Biotech";
          Notices of disposition of motor vehicles (including a certificate of road worthiness) for each motor vehicle included in the Operating Assets;
          Written notice of assignment, and direction to pay to Alpharma, addressed to each debtor representated by accounts receivable transferred to Alpharma hereunder.
        At the Closing, Alpharma shall deliver to Southern Cross:
          The Purchase Price as required by clause 2.3 hereof.
          Such other documents to evidence the consummation of this Agreement as Southern Cross shall reasonably request.
    Endeavours

    . Without limiting the obligations of either party under clauses 3.1 and 3.2 (except clause 3.1(d) as to which Alpharma's actions shall be limited to those required by contract with said third party), each of the parties must use all reasonable endeavours to obtain fulfillment of the conditions in clauses 3.1 and 3.2 respectively but either party may, by written notice to the other party, waive the conditions set out in clause 3.1 (with respect to an Alpharma waiver) or clause 3.2 (with respect to a Southern Cross waiver) in relation to any one or more of those conditions.

    Termination

    . If:

        any condition referred to in clause 3.1 is not fulfilled (or waived by Alpharma) or any condition referred to in clause 3.2 is not fulfilled (or waived by Southern Cross) by the time of the Closing on the Closing Date or, in relation to any particular condition, by any later date agreed in writing between Southern Cross and Alpharma; or
        any consent required in relation to any of those contracts referred to in clause 3.1(a) is not granted on terms reasonably acceptable to Southern Cross or Alpharma; or
        any instrument of transfer, assignment, sub-lease or other document required by a third party, as part of or ancillary to or consequent upon the giving of a consent referred to in clause 3.1(a), contains terms that are not reasonably acceptable to Southern Cross or Alpharma, then, subject to the party seeking to avoid this Agreement having complied with clause 3.4, this Agreement may be terminated at any time before Closing by notice in writing given by Southern Cross or Alpharma to the other of them.

    Release

    . If this Agreement is terminated under clause 3.5 then, in addition to all other rights, powers or remedies provided by law:

        each party will be released From its obligations to further perform this Agreement; and
        each party will retain any rights it may have against any of the other or others in respect of any antecedent breach.
  CLOSING
    Closing

    . Subject to the satisfaction of the terms of clause 3 hereof, the Closing of the purchase and sale of the Operating Assets provided for hereunder shall take place at 10:00 a.m. (local time) on the Closing Date at the offices of Alpharma in Ft. Lee, New Jersey, USA, or at such other place, as Alpharma and Southern Cross may agree.

    Risk

  . Until Closing, Southern Cross remains the owner of and bears all risks in connection with the Operating Assets. On Closing, the property in and all risks of the Operating Assets will pass to Alpharma. Without limiting the foregoing, all obligations with regard to insurance of the Operating Assets are solely with Alpharma, to the exclusion of Southern Cross, as from the time of Closing,

  REPRESENTATIONS AND WARRANTIES RELATING TO SOUTHERN CROSS.

  Southern Cross, BISA and BIL, jointly and severally represent, warrant and covenant that:

    Organisation and Existence, etc

    . Southern Cross, BISA and BIL, (a) are duly incorporated, validly existing and in good standing under the laws of their jurisdiction or organisation and have all requisite power and authority to carry on their business as presently conducted, and (b) are duly qualified to do business as a foreign corporation and are in good standing (or the equivalent thereof under applicable law) in each jurisdiction in which the conduct of their business requires such qualification by reason of the ownership or leasing of property or otherwise except for those jurisdictions in which the failure so to qualify has not had and will not have a Material Adverse Effect.

    Subsidiaries

    . Southern Cross has no subsidiaries and owns no securities of other corporation or entities other than short-term money market investment.

    Authorisation; Binding Obligations

    . Southern Cross, BISA and BIL, have full power and authority to execute and deliver this Agreement and such other documents furnished or to be furnished by it hereunder. This Agreement has been duly authorised executed and delivered by Southern Cross, BISA and BIL, constitutes a legal, valid and binding agreement of each said entities, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganisation and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity. The compliance of Southern Cross, BISA and BIL, with the provisions of this Agreement, and the consummation, of the other transactions herein contemplated will not result in the creation or imposition of any lien, charge, security interest or encumbrances upon any of the assets of Southern Cross pursuant to the terms or provisions of, or result in a breach or violation of or conflict with any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligations under, (i) their respective Certificates of Incorporations and By laws, or (ii) except as set forth on Schedule 5.3, any contract or other agreement to which any of them is a party or by which any of the said entities or any of its respective properties is bound or affected, or any judgement, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body, domestic or foreign, applicable to the business or properties of any said entities.

    Compliance with Instruments, etc

    . Except as set forth on Schedule 5.4 hereto, Southern Cross is not in breach or violation of, or in default under, any term or provision of (i) its Certificate of Incorporation and By laws, (ii) any indenture, mortgage, deed of trust, voting trust agreement or instrument to which it is a party or by which it is bound or to which any of its property is subject, the effect of which breach, violation or default, individually or in the aggregate, could have a Material Adverse Effect, or (iii) any statute, judgement, decree, order, rule or regulation applicable to Southern Cross or of any arbitrator, court, regulatory body, administrative agency, or any other governmental agency or body, domestic or foreign, having jurisdiction over Southern Cross or any of its activities or properties and the effect of which breach, violation or default, individually or in the aggregate, would have a Material Adverse Effect.

    Validity Challenge

    . Except as set forth on Schedule 5.5 hereto, there is no action, suit, proceeding or investigation pending, or, to the knowledge of Southern Cross, BIL or BISA, threatened, against any of them before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, or any action, suit, proceeding or investigation pending, or, to the knowledge of Southern Cross, BIL or BISA, threatened, which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement or the transactions contemplated hereunder.

    Financial Statements; Taxes

    .

      Southern Cross has previously delivered to Alpharma, true, correct and complete copies of its financial statements for the years ended 30 June, 1996, 1997 and 1998 (such financial statements for 1998 being referred to as the 1998 Financial Statements and all such financial statements being collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial position of Southern Cross as of the dates thereof and the results of its operations and cash flows for the periods then ended. The Financial Statements are audited by PriceWaterhouseCoopers who are independent chartered accountants. As of their respective dates, Southern Cross had no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are required to be reflected on a balance sheet or disclosed in the notes therein and which are not reflected on any balance sheet contained in the Financial Statements or disclosed in such notes.
      Southern Cross has filed or obtained extensions for all necessary Tax Returns, domestic and foreign, and has paid all Taxes (whether or not shown as due thereunder), and no Tax deficiency has been assessed or asserted against Southern Cross and to Southern Cross's knowledge no Tax deficiency might be assessed against it.
    Permits; Governmental and Other Approvals

    . Except as set forth on Schedule 5.7 hereto, Southern Cross has such licenses, permits, consents, orders, approvals and other authorisations necessary for the conduct of its business as now being conducted and proposed to be conducted, except where the absence of such authorisations would not have a Material Adverse Effect. Except as set forth on Schedule 5.7, no approval, consent, authorisation or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority, domestic or foreign, is required for the performance of this Agreement by Southern Cross, BISA or BIL or for the consummation of the transactions contemplated hereby.

    Title of Assets

    . Other than (i) liens for current taxes not yet due and payable and (ii) imperfections of title and encumbrances, which are not substantial in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the properties subject thereto, Southern Cross will, at Closing, have a good and marketable title to or a marketable leasehold estate in all of the Operating Assets; free and clear of all mortgages, liens and other encumbrances. All of the assets owned or leased by Southern Cross are in its possession and control. Except as set forth on Schedule 5.8, all of the assets located at the facilities of Southern Cross in Parkville and Toorak are owned by Southern Cross. A list of all leases of real, personal, and mixed property under which Southern Cross is a lessor or lessee are set forth on Schedule 5.8 hereto and, except as noted on Schedule 5,8, each lease is in full force and effect without default.

    Inventory and Accounts Receivable

    . Except as set forth on Schedule 5.9, all inventories and supplies of Southern Cross are in good and merchantable condition. The accounts receivable of Southern Cross are, to the best of the knowledge of Southern Cross, fully collectable in accordance with their terms except to the extent of any reserve or provision reflected in the Closing Net Working Capital and such reserve has been established in accordance with GAAP.

    Contracts and Commitments

    . Except as set forth on Schedule 5.10, (i) Southern Cross has no contracts or commitments involving liability or obligation or income expectancy in excess of $A50,000 for any individual contract or under all contracts with a single third party; (ii) no purchase commitments or contracts of Southern Cross were entered into other than in the ordinary course of business and involve a present or future liability or obligation on the part of Southern Cross in excess of the normal, ordinary, and usual requirements of its business; (iii) none of the contracts, commitments, bids or sales or service proposals of Southern Cross quote prices which on the basis of conditions existing as of the date of this Agreement vary materially from their normal pricing policies; (iv) each contract or obligation of Southern Cross is in full force and effect and constitutes valid legal and binding obligations of Southern Cross and, to its best knowledge, the other party(ies) thereto; (v) Southern Cross has not granted sales or distribution rights nor is it otherwise restricted by agreement from carrying on business anywhere in the world and (vi) Southern Cross is not in default, nor has been notified of any claim of default, under any such contracts or obligations;

    Litigation

    . Schedule 5.11 sets forth a list as of the date of this Agreement of all pending law suits, claims, governmental investigations, arbitrations, or administrative proceedings pending or threatened, against Southern Cross or any of its properties, assets, operations or businesses of which Southern Cross or its authorized agent has been duly served or as to which it is otherwise aware as at the date of this Agreement.

    Employment
        Full disclosure of all remuneration payable to each employee has been made and Southern Cross is under no liability to pay wages or provide any other benefits to any employee upon retirement, death, disability, attainment of a specified degree or completion of a specified number of years of service at a rate or in a manner exceeding that employee's entitlement under the legislation, industrial awards and industrial agreements applicable to that employee or as otherwise required by operation of law other than as disclosed in Schedule 5.12.
        Full disclosure of all liabilities for any long service leave, superannuation payments or any other payments or liabilities to any employee accrued due under any industrial award or state or federal legislation or any contract, agreement or arrangement has been made and there are no retirement benefit schemes, pension schemes or other superannuation or pension arrangements, whether legally enforceable or not, relating to the business of Southern Cross other than those disclosed in Schedule 5.12.
        There are no existing, pending or threatened industrial disputes, whether between any trade union and Southern Cross or not, relevant to the conduct of its business and Southern Cross is not aware of any claims or other facts or circumstances which may result in an industrial dispute and Southern Cross has no undisclosed agreements with any trade union.
        There are no known claims for compensation or reinstatement as a consequence of termination of employment other than those disclosed in Schedule 5.12.
        Prior to Closing, there will not be any change to the terms of employment (including remuneration) of the persons employed in the business except pursuant to any award, determination or legislation or except as required by agreement between Southern Cross and any such person.
    Absence of Changes or Events

    .

        Except as set forth in Schedule 5.13, since 30 June, 1998, there has not been any Material Adverse Effect.
        Except as set forth in Schedule 5.13, since 30 June, 1998, Southern Cross has caused its business to be conducted in the ordinary course.
    Compliance with Applicable Laws and Licenses

    . Except as set forth on Schedule 5.14, Southern Cross is, to the best of the knowledge of Southern Cross, in compliance with all material statutes, laws and regulations and has not received any written communication since December 31, 1997, from a governmental entity that alleges non compliance.

    Affiliate Relationships

    . Except as set forth on Schedule 5.15, Southern Cross has no agreement with receives no services from and provides no services to BISA, BIL or their Affiliates.

    Environment

    . Except to the extent set forth on Schedule 5.16, there has not, to the best of the knowledge of Southern Cross, been any generation, treatment, storage, release, discharge or emission of any pollutants or contaminants regulated as hazardous under Australian law or regulations (a "Hazardous Substance"), resulting from Southern Cross' operations or emanating from the real property leased by Southern Cross (an "Environmental Event"), nor has any governmental entity alleged an Environmental Event. Southern Cross has no reasonable grounds to anticipate the assertion of any such claims or other action relating to an Environmental Event. Southern Cross does not know or have any reasonable grounds to know, of any failure to be in full compliance with all applicable federal, state or local statutes, rules, regulations and ordinancies relating to protection of the environment.

    Statutory Returns
        Southern Cross has completed and lodged all returns and statements required to be lodged by law with any agency, department, authority or commission and the returns and statements so lodged were true and correct in every material respect. .
        The books, records and registers of Southern Cross in respect of its business have been kept in accordance with all statutory requirements.
    Miscellaneous
        Southern Cross is not an externally administered body corporate under the Corporations Law and steps have not been taken by any person towards making Southern Cross an externally administered body corporate;
        A controller (as defined in Section 9 of the Corporations Law) has not been appointed of any of the property of Southern Cross or any steps taken from the appointment of such a person;
        Southern Cross has not been served with a demand under Section 459E of the Corporations Law which is taken, under Section 459F of the Corporations Law, to have failed to comply with;
        Southern Cross is not a party to any contract, arrangement or understanding which is in breach of the Trade Practices Act 1974 or any other law.
  CHANGE OF NAME

  The obligation of Southern Cross with regard to its name being available to Alpharma will be satisfied by Southern Cross changing its name on the Closing Date, or on any later date that may be agreeable to Alpharma, to a name that does not contain any of the words "Southern", "Cross" or "Biotech" or any similar word or words and evidence of that change of name being produced to Alpharma. Southern Cross will effect that change of name in co-operation with Alpharma in order to facilitate the use by Alpharma of those three words, subject to the Corporations Law, in the name of a company to be established by Alpharma in Australia.

  COVENANTS OF SOUTHERN CROSS
    Confidentiality

  . Southern Cross agrees that, after the Closing Date, Southern Cross shall, and shall take all reasonable steps to cause its directors, officers, shareholders, employees, advisers and affiliates to, keep all information relating to the business of Southern Cross which is not in the public domain as of this date, confidential for a period of five years from the Closing Date except that any information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this clause 7.1.

  REPRESENTATIONS AND WARRANTIES OF ALPHARMA AND GUARANTOR
    Authority

    . Alpharma is a corporation duly organised, validly existing and in good standing under the laws of Victoria, Australia. Alpharma has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Alpharma to authorise the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Alpharma and constitutes a legal, valid and binding obligation of Alpharma, enforceable against Alpharma in accordance with its terms.

    No Conflicts; Consents

    . The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Alpharma under, any provision of (a) Constitution of Alpharma, (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Alpharma is a party or by which its properties or assets are bound or ( c) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Alpharma or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Alpharma to consummate the transaction contemplated hereby. Except as set forth on Schedule 8.2, no material consent, approval, license, permit, order or authorisation of, or registration, declaration or filing with any governmental entity is required to be obtained or made by or with respect to Alpharma in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    Authority

    . Guarantor is a corporation duly organised, validly existing and in good standing under the laws of Delaware, U.S.A. Guarantor has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Guarantor to authorise the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

    No Conflicts; Consents

  . The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the-terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Guarantor under, any provision of (a) the Certificate of Incorporation or By-laws of the Guarantor, (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Guarantor is a party or by which its properties or assets are bound or (c) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Guarantor or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Guarantor to consummate the transaction contemplated hereby. Except as set forth on Schedule 8.4, no material consent, approval, license, permit, order or authorisation of, or registration, declaration or filing with any governmental. entity is required to be obtained or made by or with respect to Guarantor in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

  OFFER OF EMPLOYMENT
        Except for the employees of Southern Cross listed on Schedule 9 Alpharma must, on or prior to the Closing Date, offer employment with Alpharma to all employees of Southern Cross engaged in its business as at the Closing Date.
        That offer must be on terms and conditions, when considered as a whole, no less favourable to those that govern each employee's employment with Southern Cross on the Closing Date. Southern Cross must use its best endeavours to induce those employees to accept the offer of employment by Alpharma.
        In relation to each such employee who accepts the offer of employment by Alpharma, Alpharma will assume responsibility for all accrued obligations to those employees respectively in respect of accrued annual leave and long service leave up to the Closing Date as if each such entitlement was accrued by the relevant employee while in the employment of Alpharma and Southern Cross shall pay an amount equal to all such accrued sums to Alpharma concurrently with the payment or repayment of the difference between the Operating Assets Purchase Price and the Adjusted Purchase Price in conformity with clause 2.4. Alpharma will hold Southern Cross indemnified against any claim against Southern Cross by or on behalf of any such employee in respect of any such accrued entitlement.
        Southern Cross remains responsible for all amounts payable to those employees who do not take up employment with Alpharma.
  MUTUAL COVENANTS

  Each of Southern Cross and Alpharma covenants and agrees as follows.

    Cooperation

    . Alpharma and Southern Cross shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the assets and business of Southern Cross agreed to be sold under this Agreement from Southern Cross to Alpharma and to minimise any disruption to the continuation of the business of Southern Cross by Alpharma that might result from the transactions contemplated hereby. After the Closing, upon reasonable prior written notice, Alpharma and Southern Cross shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the assets and business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defence of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this clause 10.1. Neither party shall be required by this clause 10.1 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Alpharma, the business or operations acquired from Southern Cross under this Agreement).

    Records

    . On the Closing Date, Southern Cross shall deliver or cause to be delivered to Alpharma all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively "Records"), if any, in the possession of Southern Cross relating to the Operating Assets, but if Southern Cross is required by law to retain any of the Records, Southern Cross may deliver a copy of those Records to Alpharma in satisfaction of this requirement.

    Further Assurances

  . From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

  INDEMNIFICATION
    Southern Cross, BIL and BISA shall be jointly and severally liable to Alpharma, and shall defend, indemnify and hold harmless Alpharma, against any and all loss, liability or expense (all collectively referred to herein as "Claims") arising, directly or indirectly, out of: (i) the breach of any representation or warranty of Southern Cross contained in this Agreement or in any document required hereby to be furnished to Alpharma, (ii) the non fulfilment of any agreement, covenant or obligation of Southern Cross contained in this Agreement, to the extent not waived in writing by Alpharma, and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing.
        Alpharma shall be liable to Southern Cross, BIL and BISA and shall defend, indemnify and hold harmless Southern Cross, BIL and BISA against any and all Claims arising, directly or indirectly, out of (i) the breach of any representation or warranty by Alpharma contained in this Agreement or in any document required to be furnished to Southern Cross, (ii) the non fulfilment of any agreement, covenant or obligation of Alpharma contained in this Agreement, to the extent not waived in writing by Southern Cross, and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing.
        Without limiting the previous sub-clause, Alpharma will defend, indemnify and hold harmless each of Southern Cross, BIL and BISA against any Claim arising, directly or indirectly, as a result of any act or omission of Alpharma after the Closing Date under or in respect of any of the contractual obligations referred to in any of clauses 2.2.2, 2.2.3, 2.2.4 and 2.7 or in respect of the Working Capital Liabilities referred to in clause 2.2.1 of this Agreement.
        Promptly upon receipt by any of (i) Alpharma, on one hand and (ii) Southern Cross, BIL or BISA, on the other hand (the "Indemnitee") of notice of a Claim by a third party or potential Tax liability in respect of which Indemnitee proposes to demand indemnification from any other party to the Agreement (the "Indemnitor"), Indemnitor shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of the defence, compromise or settlement thereof, including at Indemnitor's own expense employment of counsel reasonably satisfactory to Indemnitee, and in connection therewith Indemnitee shall cooperate fully to make available to Indemnitor all pertinent information and witnesses under its control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence. A final determination of any such actions or claims will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such actions or claims against Indemnitor hereunder. In the event Indemnitor does not inform Indemnitee in writing that it intends to assume control of such defence within 30 days after Indemnitee gives Indemnitor written notice thereof, Indemnitee in its sole discretion may defend or make settlement of such action or claims and such settlement or other final determination shall be binding upon Indemnitor.
    Cooperation

  . The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obliged to indemnify the other party hereunder.

  TAX MATTERS
    Straddle Periods

    . Any Taxes attributable to a Tax period which begins on or before and ends after the Closing Date (a "Straddle Period") shall be apportioned between Southern Cross and Alpharma based on the actual operations and transactions of Southern Cross during the portion of such period ending on the Closing Date, and the actual operations and transactions of Alpharma during the portion of such period beginning after the Closing Date, respectively, calculated as though the taxable year of Southern Cross terminated at 11:59 pm (local time) on the Closing Date, except in the case of Taxes based on capital or the value of any asset, as well as exemptions, allowances or deductions that are calculated on an annual basis, which shall be apportioned rateably on a daily basis.

    Transfer Taxes

    . Alpharma shall pay all transfer and similar Taxes imposed in respect of the transfer of the Operating Assets to Alpharma.

    Tax Indemnification

    .

        Seller Indemnification. Southern Cross hereby agrees to indemnify Alpharma and hold it harmless from all liability for Taxes imposed with respect to Southern Cross or the Operating Assets (including without limitation any liability for the Taxes of any person under any tax sharing agreement or other contract, and any liability for Taxes imposed by operation of law as a related party, transferee, successor or. otherwise) for any taxable year or period ending on or before the Closing Date and Southern Cross' portion of the Straddle Period Taxes.
        Buyer Indemnification. Alpharma hereby agrees to indemnify Southern Cross and hold it harmless from all liability for Taxes imposed with respect to the Operating Assets for any taxable year or period beginning after the Closing Date and Alpharma's portion of the Straddle Period Taxes.
  SURVIVAL AND TERMINATION OF REPRESENTATIONS
    Survival of Representations

    . The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing.

    Termination of Representations

    . Despite clause 13.1, the Warranties will terminate on the Warranty Expiry Date but will remain in force despite Closing, until that date. If, before the Warranty Expiry Date, Alpharma gives Southern Cross, BISA and BIL a bona fide notice of a claim for breach of a Warranty, that Warranty does not cease on the Warranty Expiry Date and continues after that date to the extent required to enable Alpharma to prosecute that claim.

    Non-Merger

    . The Warranties do not merge on Closing and are not extinguished or affected by any investigation made by or on behalf of Alpharma into the affairs of Southern Cross or by any event or matter unless:

        Alpharma has given a specific written waiver or release; or
        the claim relates to a matter which is fairly disclosed in this Agreement or in Schedule 13.3 or any other Schedule hereto
    Aggregation

    . Alpharma is not entitled to make a claim against Southern Cross, BISA or BIL for a breach of any Warranty unless and until that claim, or the aggregate of a series of those claims, exceeds A$ 100,000.

    Maximum Aggregate Liability

    . The maximum aggregate liability of Southern Cross, BISA and BIL, taken collectively, for claims by Alpharma for breach of any Warranty under this Agreement is the Adjusted Purchase Price.

    Notice of Claim

    . No claim by Alpharma for breach of any of the Warranties is enforceable unless written notice of the claim has been given by Alpharma to Southern Cross, BISA and BIL as soon as is reasonably practicable after Alpharma becomes aware of the facts giving rise to the claim and none of Southern Cross or BISA or BIL have remedied the breach or non-compliance within 14 days of receipt of that notice.

    Conditions of Claim

    . Despite any other provision of this Agreement, Alpharma cannot recover on a claim for breach of, or otherwise in relation to, any of the Warranties where Alpharma is, prior to the Closing Date, aware that the relevant Warranty is false, incomplete or incorrect; or
        to the extent that Alpharma has failed to mitigate its loss.
  GUARANTEE AND INDEMNITY
    Guarantee

    . The Guarantor hereby unconditionally and irrevocably guarantees to each of Southern Cross, BISA and BIL:

        the due, punctual and full payment by Alpharma of all amounts when due, whether by acceleration or otherwise, of Alpharma to each of Southern Cross, BISA and BIL respectively (individually a "Creditor" and collectively the "Creditors") under this Agreement; and
        the due, prompt and faithful performance of and compliance with, all other obligations, covenants, terms and undertakings of Alpharma contained or implied in this Agreement and any other documents executed pursuant to this Agreement.

    The foregoing amounts, obligations, covenants, terms and undertakings being hereinafter referred to as "Obligations".

    No set-off deduction

    . All sums payable by the Guarantor under this clause 14 must be made in freely transferable and immediately available funds without any set-off, deduction or withholding unless such set-off, deduction or withholding is compulsorily required by operation of law. If the Guarantor is so required by operation of law to set-off, deduct or withhold, then the Guarantor will pay, in addition to the payment to which the Creditors ate otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the creditors (tree and clear of any set-off: deduction or withholding) will equal the full amount which the Creditors would have received had no such setoff, deduction or withholding being required by operation of law.

    Enforcement

    . A Creditor may enforce this guarantee and indemnity against the Guarantor even if the Creditor has not enforced its rights against Alpharma or any other person.

    Indemnity

    . As a separate obligation to each Creditor, the Guarantor must indemnify each Creditor for any losses, damages, liabilities, costs and expenses of any type at all which a Creditor suffers or incurs due to any of the following:

        because the Creditor cannot enforce this Agreement either partly or completely;
        Alpharma not paying, being unable to pay, or not being obliged to pay, money to the Creditor in accordance with this Agreement;
        the Guarantor not paying or not being obliged to pay money to the Creditor in accordance with clause 14.1;
        any payment to the Creditor by Alpharma or the Guarantor being void, voidable or a preference.

    This indemnity may be enforced against the Guarantor as principal debtor, and as the indemnity is a separate obligation. a Creditor may enforce it against the Guarantor even if the Guarantor's other obligations end or Alpharma's obligations end or if Alpharma was never, in whole or in part, bound by the Agreement or if Alpharma ceases, in whole or in part, to be bound by this Agreement.

    Defences waived

    . The Creditors may at any time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder:

        make any change in the terms of the Obligations;
        take or fail to take any action of any kind in respect of any security for the Obligations;
        exercise or refrain from exercising any rights against Alpharma or others in respect of the Obligations;
        compromise or subordinate the Obligations, including any security therefor; or
        apply any sums received to any indebtedness to which Alpharma is liable, whether or not such indebtedness is an Obligation.
    Costs and Expenses

    . Whether or not legal action is instituted, the Guarantor agrees to reimburse the Creditors on demand for all reasonable legal fees and other reasonable costs and expenses incurred by any of the Creditors in enforcing this Guarantee and Indemnity or enforcing any of the Obligations against Alpharma.

    Non-waiver

    . The failure of a Creditor to enforce any of the provisions of this Guarantee and Indemnity at any time or for any period of time is not to be construed to be a waiver of any such provision or the right thereafter to enforce the same. All remedies of the Creditors hereunder are cumulative.

    Guarantor's Obligations not affected

  . The Obligations of the Guarantor under this clause 14 are not affected by the Creditors or any of them granting any time, waiver, or other indulgence to Alpharma, the Guarantor or another person or by any acquiescence, delay, acts, omissions or mistakes by the Creditors or any of them or by any compounding or compromising on the part of the Creditors or any of them with Alpharma or anything else which might at law or in equity have the effect of prejudicing or discharging the Guarantor's liability under this Agreement.

  MISCELLANEOUS
    Assignment

    . This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Alpharma or Southern Cross (including by operation of law in connection with a merger, or sale of substantially all the assets, of Alpharma or Southern Cross) without the prior written consent of the other party hereto; provided, however, that Alpharma may assign its right to purchase the Operating Assets hereunder to any Affiliate of Alpharma without the prior written consent of Southern Cross; provided, further, however, that no assignment shall limit or affect Alpharma's obligations hereunder.

    Expenses

    . Whether or not the transactions contemplated herby are consummated, and except as otherwise specifically provided in this Agreement, or costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Without limiting the generality of the foregoing, it is agreed that Ferghana Partnership has acted solely on behalf of Southern Cross and that all sums owned to said entity shall be paid by Southern Cross.

    Amendments

    . No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

    Notices

    . All notices or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed (which must be by airmail), seven calendar days after mailing (five calendar days in the case of express mail or overnight courier service), as follows:

BISA at:	Hofplein 19, 3023 AC Rotterdam Netherlands Telephone: +31 10 206-7777 Telefax: +31 10 206-7789
BIL at	PO Box 242 St Peter Port House Sausmarez Street St Peters Port Guernsey Channel Islands GYI 3BP Telephone: +44 171 623-1000 Telefax: +44 171 623-6261
SOUTHERN CROSS at:	Level 10, Trak Centre 443-449 Toorak Road Toorak Victoria 3142 Australia Telephone: +613 9826 4777 Telefax: +613 9826 4822
ALPHARMA at:	One Executive Drive Ft. Lee, New Jersey 07024 United States of America Telephone: +1 201 947-7774 Telefax: +1 201 592-1481
GUARANTOR at:	One Executive Drive Ft. Lee, New Jersey 07024 United States of America Telephone: +1 201 947-7774 Telefax: +1 201 592-1481

    Counterparts

    . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

    Entire Agreement

    . This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. A party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth.

    Severability

    . If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

    Governing Law

    . This Agreement shall be governed by and construed in accordance with the internal laws of Victoria, Australia applicable to agreements made to be performed entirely within such jurisdiction, without regard to the conflicts of law principles thereof.

    Jurisdiction

    . Each of Alpharma, Southern Cross, BISA, BIL and Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, Australia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Alpharma, Southern Cross, BISA, BIL and Guarantor further agrees that service of any process, summons, notice or document in the manner and at the address set forth in clause 15.4 shall be effective service of process for any action, suit or proceeding in Victoria, Australia with respect to any matters to which it has submitted to jurisdiction as set forth in this clause 15.9. Each of Alpharma, Southern Cross, BISA, BIL and Guarantor irrevocably and unconditionally waives any objection to the establishment of venue for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any trial court located in Victoria, Australia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

    Appointment of Agents for Service of Process

. Each of the parties listed below appoints the person indicated opposite its name (or such other person in Australia as it may from time to time nominate in writing to the others for the purpose) as its agent for service of any notice of proceedings in the Australian courts:

Bisa:	Phillips Fox, 120 Collins Street Melbourne, VIC 3000
BIL:	Phillips Fox, 120 Collins Street, Melbourne, VIC 3000
Alpharma:	Deacon Graham-and James, 385 Bourke Street, Melbourne, VIC 3000
Guarantor:	Deacon Graham and James, 385 Bourke Street, Melbourne, VIC 3000

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as a Deed as of the date first written above.

THUS DONE AND SIGNED at this 29 day of July 1999 in the presence of the undersigned witnesses

AS WITNESSES for and on behalf of

BISA HOLDINGS BV

By: /s/ Signature Illegible

By: ________________________ duly authorised thereto

THUS DONE AND SIGNED at this ____ day of __________ 1999 in the presence of the undersigned witnesses

AS WITNESSES for and on behalf of

BIOTECHNOLOGY INVESTMENTS LIMITED

By: /s/ Signature Illegible

By: ______________________________ duly authorised thereto.

THUS DONE AND SIGNED at this 2nd day of August 1999 in the presence of the undersigned witnesses

AS WITNESSES for and on behalf of

ALPHARMA ANIMAL HEALTH PTY LTD (ACN 088 526 229)

By: /s/ Robert Jones

By: /s/ Mike Weaver duly authorised thereto.

THUS DONE AND SIGNED at this 2nd day of August 1999 in the presence of the undersigned witnesses

AS WITNESSES for and on behalf of

ALPHARMA INC.

By: /s/ Bruce Andrews

By: /s/ Robert Wrobel duly authorised thereto.

THUS DONE AND SIGNED at this 29 day of July 1999 in the presence of the undersigned witnesses

AS WITNESSES for and on behalf of

SOUTHERN CROSS BIOTECH PTY LIMITED (ACN 064 070 588)

By: /s/ Signature Illegible

By: /s/ Signature Illegible duly authorised thereto.